Exhibit 21.1

LIST OF PRINCIPAL SUBSIDIARIES AND CONSOLIDATED AFFILIATED ENTITIES OF THE REGISTRANT

1.	Amtiger Consultants Private Limited
2.	Beijing Beihu Commercial Service Co., Ltd
3.	Beijing Chenhao Technology Co., LTD.
4.	Beijing Huyi Technology Co., Ltd
5.	Beijing Little Tiger Financial Investment Management Co., Ltd.
6.	Beijing U-Tiger Business Service Co., Ltd
7.	Beijing U-Tiger Network Service Co., Ltd.
8.	Beijing Xiangshang Yiyi Technology Co., Ltd
9.	Beijing Xiangshangyixin Technology Co., Ltd
10.	Beijing Zhijianfengyi Information Technology Co., Ltd
11.	Chenhao Financial Technology (NX) Co., Ltd.
12.	Fangguang Technology (NX) Co., Ltd.
13.	Fleming Funds Management PTY Limited
14.	Guangzhou U-Tiger Technology Co., Ltd.
15.	I-Tiger Capital Limited
16.	I-Tiger Capital Management Limited
17.	I-Tiger Global Investment Management Limited
18.	I-Tiger Global Investment SPC
19.	JV Uptech Holding limited
20.	Kastle Limited
21.	Ningxia Ninghu Asset Management Co., Ltd.
22.	Ningxia Xiangshangrongke Technology Development Co., Ltd
23.	Ningxia Xiangshangyixin Technology Co., Ltd
24.	Prosperous Investment Management Limited
25.	Shenzhen Xiang Shang Hu Xun Technology Co., LTD.
26.	Tiger Brokers (Singapore) PTE Ltd.
27.	Tiger Financial Information Service (NX) Co., Ltd.
28.	Tiger Fintech (Singapore) PTE Ltd.
29.	Tiger Fintech Holdings, Inc.
30.	Tiger Fixed Income Portfolio Limited
31.	Tiger Holdings Group Limited
32.	Tiger Rongke Technology Co., Ltd.
33.	Tiger Technology Corporation Limited
34.	Top Capital Partners (Australia) PTY Limited
35.	Top Capital Partners Custodians Limited
36.	Top Capital Partners Limited
37.	Tradingfront Inc
38.	Up Fintech Global Holdings Limited
39.	Up Fintech International Limited
40.	Uptech Global Holding Limited
41.	US TIGER SECURITIES, INC.
42.	U-Tiger SPC
43.	Wealthn LLC
44.	Xiangshang Upfintech Holdings Limited
45.	Xinhu Information Technology (SH) Co., Ltd
46.	Yunxin (Beijing) Information Consulting Co., Ltd.